Exhibit 4.36

/ Sberbank of Russia Letterhead /

AMENDING AGREEMENT No. 6

to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012

The City of Moscow	October 31, 2014

SBERBANK OF RUSSIA, an open joint stock company (Sberbank of Russia JSC) (company name in Russian: “ ”), (the “Lender”), as represented by Fedor V. Sapronov, Managing Director and Director of the Lending and Project Financing Group of the Corporate Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 413-D dated August 22, 2014, on the one hand; and SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company (Southern Kuzbass OAO), (company name in Russian: “ “ ”) (the “Borrower”), as represented by Alexey I. Lyapin, Deputy Managing Director for Economics and Finance, acting under a Power of Attorney w/o number dated November 01, 2013, on the other hand; the Lender and the Borrower being hereinafter collectively referred to as the “Parties”;

have entered into this amending agreement No. 6 (the “Amending Agreement”) to the Non-Revolving Loan Facility Agreement No. 5594 dated October 09, 2012 (the “Loan Agreement”) and agreed upon the following:

1.	The Borrower represents and warrants that as of the date of execution of this Agreement it is not aware of any corporate or other similar agreements signed between its shareholders or between its shareholders and third parties that would restrict its rights as a Lender’s contractor or would otherwise influence its ability to sign a Loan Agreement or fulfill its obligations under the Loan Agreement and other agreements signed between it and the Lender.

2.	Add Sub-clauses 9.1.4 and 9.1.5 into Clause 9.1. as follows:

“9.1.4. Pledge ordinary shares of Mechel Mining OAO, an open joint stock company (Mechel Mining OAO, located 1 Krasnoarmeyskaya Moscow 125993, Russia, registered under the number (OGRN): 1085406013846, Taxpayer Number (INN): 5406437129, (company name in Russian: OAO , address in Russian: 125993, , , , .. 1), hereinafter referred to as the “Issuer”, owned by Mechel OAO as its property, its nominal value equal to 7.37 (Seven 37/100 rubles) per one ordinary share in the quantity making not less than 25 (Twenty-five) percent plus 1 (One) ordinary share of the total number of the listed ordinary shares of Mechel Mining OAO as of the date of the securities pledge agreement.

1

Lender	Borrower
<Signature>	<Signature>

Amending Agreement No.6 dated October “31”, 2014 to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012

Further on in case of additionally issued and listed ordinary shares of Mechel Mining OAO the Borrower undertakes within 10 (Ten) business days from the date the respective report on shares issuance has been registered with the authorized state bodies to ensure for the Lender to be provided with such quantity of ordinary shares of Mechel Mining OAO that the ordinary shares pledged with the Lender would make 25 (Twenty-five) percent plus 1 (One) ordinary share of the total number of the listed ordinary shares of Mechel Mining OAO after such additional listing.

9.1.5. Pledge movable estate owned by Lender as its property.

The net book value of the pledge asset as of June 30, 2014 is 360,695, 662.50 (Three hundred sixty million six hundred ninety-five thousand six hundred and sixty-two 50/100) rubles.

The value of the pledge asset shall be defined based on its net book value as of June 30, 2014 with the application of the pledge discount equal to 40 (Forty) percent”.

3.	Restate Clause 10.2 of the Loan Agreement as below:

“10.2. If the Borrower fails repay the loan principal as it comes due, the Borrower shall pay to the Lender a penalty at the annual interest rate determined under Clause 4.1 hereof and applicable as of the date when such payment amount becomes overdue, multiplied by two (2).

If the Borrower fails to repay the interest or Fees, excluding the prepayment fee, as they come due, the Borrower shall pay under the Lender’s request to the Lender a penalty:

•	at the annual interest rate determined under Clause 4.1 hereof and applicable as of the date when such payment amount becomes overdue, multiplied by two (2)during the period from the Date of the Loan Agreement signing up to October 01, 2014 (inclusively);

•	at the annual interest rate determined under Clause 4.1 hereof and applicable as of the date when such payment amount becomes overdue during the period from October 01, 2014 (not inclusively) up to the date when such overdue payment is made in full (inclusively).

Such penalty shall incur as annual interest on the overdue payment amount for each day of delay in payment, for the entire period starting from, but excluding, the date when such amount first becomes overdue and up to and including the date when such overdue payment is made in full.

As used herein, the date when an amount payable hereunder becomes overdue means the Payment Date on which the Borrower defaults on its respective payment obligation”.

4.	The Parties have agreed that in accordance with Clause 2 of Article 425 of the civil Code of the Russian Federation the terms of the Loan Agreement mentioned in Clause 3 of this Amending Agreement shall apply to the legal relations between the Parties to the Loan Agreement starting from October 1, 2014.

5.	This Amending Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

6.	This Amending Agreement shall take effect as of the date of its execution by both Parties.

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Lender	Borrower
<Signature>	<Signature>

Amending Agreement No.6 dated October “31”, 2014 to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012

7.	Parties’ Location and Bank Details

LENDER:

Location and mailing address: 19 Vavilov Str., Moscow 117997, Russia ( , 117997, , ,  19)

Taxpayer Number (INN): 7707083893

Company Number (OGRN): 1027700132195

Taxpayer Record Validity Code (KPP): 775001001

Russian National Company and Business Classification Code (OKPO): 00032537

For payments in RUR:

Receiver: Sberbank of Russia JSC, account No.30301810000006000014; Correspondent Account No.30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia; BIC 044525225

For payments in USD:

Account with Institution: IRVTUS3N, Bank of New York Mellon, New York, NY

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information:/BNF/ 30301840300006000014

For payments in EUR:

Account with Institution: DEUTDEFF, Deutsche Bank AG, Frankfurt am Main.

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

No.30301978400001000014 with Sberbank, Moscow, SWIFT SABRRUMM

Sender to Receiver Information:/BNF/ 30301978900006000014

Tel: (495) 747-37-98; Fax: (495) 957-55-68

BORROWER:

Location and mailing address: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( , 652877, , , , .. 6)

Taxpayer Number (INN): 4214000608

Company Number (OGRN): 1024201388661

Current Account No.40702810026070100405 with Kemerovo Branch No.8615 of Sberbank of Russia

Tel: (384-75) 7-22-37, 7-23-96; Fax: (384-75) 7-22-41

Email: mechel@mechel.com; prl@uk.mechel.com

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Lender	Borrower
<Signature>	<Signature>

Amending Agreement No.6 dated October “31”, 2014 to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012

Parties’ Signatures

LENDER	BORROWER

Managing Director Deputy Director of the Lending and Project Financing Group of the Financing Department Sberbank of Russia	Deputy Managing Director for Economics and Finance Southern Kuzbass OAO

/s/ Fedor V. Sapronov /seal/	/s/ Alexey I. Lyapin /seal/

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Lender	Borrower
<Signature>	<Signature>

Amending Agreement No.6 dated October “31”, 2014 to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012